Exhibit (d)(27)(ii)

EQ ADVISORS TRUST

AMENDMENT NO. 1 TO THE

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 1 to the Investment Advisory Agreement effective as of July 16, 2014 (“Amendment No. 1”), between AXA Equitable Funds Management Group, LLC, a limited liability company organized under the laws of the State of Delaware (“FMG LLC” or “Manager”) and Institutional Capital LLC, a limited liability company organized under the laws of the State of Delaware (“Institutional Capital” or “Adviser”).

WHEREAS, FMG LLC and Institutional Capital agree to modify the Investment Advisory Agreement dated as of May 1, 2011 (“Agreement”) as follows:

1. Removed Portfolio. All references to Multimanager Large Cap Value Portfolio of AXA Premier VIP Trust are hereby removed from the Agreement.

2. Name Change. Effective May 1, 2014 the name of EQ/Large Cap Core PLUS Portfolio was changed to AXA Large Cap Core Managed Volatility Portfolio.

3. Existing Portfolio. The Manager hereby reaffirms its appointment of the Adviser as the investment adviser to AXA Large Cap Core Managed Volatility Portfolio.

4. Appendix A. Appendix A to the Agreement setting forth the Portfolios of the Trust for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser is hereby replaced in its entirety by Appendix A attached hereto.

5. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first set forth above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC		INSTITUTIONAL CAPITAL LLC

By:	/s/ Steven M. Joenk	By:	/s/ Scott Weisenberger
	Steven M. Joenk		Name: Scott Weisenberger
	Chairman, Chief Executive Officer and President		Title: Executive Vice President

APPENDIX A

AMENDMENT NO. 1

TO

INVESTMENT ADVISORY AGREEMENT

WITH

INSTITUTIONAL CAPITAL LLC

Related Portfolios	Annual Advisory Fee Rate
AXA Large Cap Core Managed Volatility Portfolio*	0.30% of the ICAP Allocated Portion’s average daily net assets.

*	Fee to be paid with respect to this Fund shall be based only on the portion of the Portfolio’s average daily net assets advised by the Adviser, which may be referred to as the “ICAP Allocated Portion.”
**	The daily advisory fee for each Portfolio is calculated by multiplying the aggregate net assets advised by Adviser at the close of the immediately preceding business day by the Annual Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year.